EXHIBIT 99.1



                          Tel-Save Reports 1997 Results

     NEW HOPE,  Pa., Feb. 6 /PRNewswire/  -- Tel-Save  Holdings,  Inc.  (Nasdaq:
TALK), a nationwide provider of telecommunications services, reported results for fiscal 1997.

     For the year ended December 31, 1997 revenues totaled $304.8 million, an increase of $72.4 million or 31%. Net loss for 1997 totaled $20.9 million or $.33 per share on a diluted basis. For the quarter ended December 31, 1997 revenues totaled $78.3 million, an increase of $14.0 million or 22% versus the same period a year ago. Net loss for the quarter was $21.2 million or $.32 per share on a diluted basis.

     Tel-Save Chairman and CEO Dan Borislow commented: "1997 was an excellent year for Tel-Save highlighted by the completion of the Company's telecommunications network One Better Network(TM) (OBN(R)) and an exclusive marketing agreement with America Online. In addition, we reported another record revenue year. OBN is performing excellently and we have backed it up with AT&T's Carrier Solutions Platform to accommodate our continued growth. We did not complete the Shared Technologies merger which effected our revenues for the quarter, but the $71 million break-up was a considerable cash windfall."

     Borislow continues with: "The online/internet model is proving to be highly efficient and desirable, even to the point where competitors seek to copy it, as evidenced by the entry of the other company we admire most, AT&T. We are certain that with our low acquisition and cost structure, combined billing, and our partnership with America Online, that this will be the best vehicle to offer telecom services into the future."

     The Company also reported that approximately 200,000 telephone lines are expected to be generated through the marketing to date under its agreement with America Online. The Company attributes this success to the 9c-everyday, 24 hours a day rate and five second sign up process on Keyword: LD. Borislow stated: "Our key objective for 1998 is to maximize the expansion of Tel-Save. It is our belief that the regulatory environment favors larger companies. Rapid growth will position us better to acquire strategic assets or to be acquired. With this in mind, we plan to significantly increase our spending for AOL. Over the next two quarters we may incur up to $100 million in marketing expenses based on performance, with an objective of acquiring up to 2 million subscribers very quickly. With approximately 200,000 lines to be generated through the marketing to date we expect to exit 1998 at or above analysts projections. Now that issues involving branding are resolved and our online area finalized, we will commence with substantial online and offline efforts, albeit delayed six to eight weeks. I am very pleased with our progress to date and appreciate the time and effort devoted by AOL, particularly their most senior managers


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in making our online/internet venture one of the leading commerce areas based on revenues."

     Borislow concluded with: "A number of potential suitors have expressed various levels of interest in acquiring Tel-Save. Consistent with our belief that the Company must either be or become part of a larger organization, management has engaged in several discussions regarding the potential sale of the Company and intends to continue to explore this alternative. However, we cannot at this time assess the likelihood that these or other discussions will lead to a sale of the Company or predict what the terms of such a sale, if any, might be. In addition, there can be no assurance that any sale of the Company at this time would be at a significant premium to the current market price of the Company's stock."

     The following contains operating results for the years ended December 31, 1997 and 1996:

                             TEL-SAVE HOLDINGS, INC.
                                OPERATING RESULTS
                    (In thousands, except per share amounts)

                                                               Year Ended
                                                               December 31
                                                           1997           1996

Revenues                                                $ 304,768      $ 232,424

Income (loss) before provision
 for income taxes                                         (34,336)        32,373

Provision (benefit) for income taxes                      (13,391)        12,205

Net income (loss)                                         (20,945)        20,168

Basic EPS                                               $    (.33)     $     .38

Weighted average common shares-Basic                       64,168         52,650

Diluted EPS                                             $    (.33)     $     .35

Weighted average common shares-Diluted                     64,168         57,002

                             TEL-SAVE HOLDINGS, INC.
                            BALANCE SHEET HIGHLIGHTS
                                 (In thousands)

                                    December 31, 1997    December 31, 1996

  Cash and marketable securities         $528,999                 $157,260

  Other current assets                    156,906                   44,625

  Total current assets                    685,905                  201,885


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  Other assets                            117,586                   55,123

  Current liabilities                      56,263                   26,288

  Other liabilities                        35,800                        0

  Convertible debt                        500,000                        0

  Stockholders' equity                    211,428                  230,720

     Tel-Save Holdings, Inc. is a nationwide provider of telecommunication services utilizing its state-of-the-art telecommunications network -- One Better Net ("OBN"). Tel-Save headquarters are located at 6805 Route 202, New Hope, Pennsylvania 18938.